                                                                     Exhibit 5.1

                                 SCHRECK MORRIS
                      300 SOUTH FOURTH STREET, SUITE 1200
                            LAS VEGAS, NEVADA  89101
                                 (702) 382-2101


                                 July 22, 1998



ASSISTED LIVING CONCEPTS, INC.
9955 S.E. Washington, Suite 201
Portland, Oregon  97216

          Re:  Assisted Living Concepts, Inc.

Ladies and Gentlemen:

          In connection with the registration of $75,000,000 principal amount of 5.625% Convertible Subordinated Debentures due 2003 (the "Debentures") and 2,864,344 shares of common stock, par value $.01 per share (the "Conversion Shares") of Assisted Living Concepts, Inc. a Nevada corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 (File No. 333-52297) as filed with the Securities and Exchange Commission (the "Commission") on May 11, 1998 as amended by Amendment No. 1 thereto filed with the Commission on July 22, 1998 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

          In our capacity as your special counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with this authorization, issuance and sale of the Conversion Shares, and for purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true reproductions of originals of such documents, corporate records and other instruments, and have obtained from officers of the Company and agents thereof such certificates and other representations and assurances, as we have deemed necessary or appropriate for the purposes of this opinion.

          In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons executing such documents, the authenticity or the conformity to authentic original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the accuracy and completeness of all corporate records made available to us by the Company.

          Our opinion herein is limited to the effect on the subject transaction only of the laws of the State of Nevada. We express no opinion concerning and assume no responsibility regarding the applicability to, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within the state, and we express no opinion herein concerning any federal laws, including any federal securities laws, or any state securities or blue sky laws.

          On the basis of the foregoing, we are of the opinion that, as of the date hereof, the Conversion Shares have been duly and validly authorized and, when issued and sold upon conversion of the Debentures in the manner contemplated by the prospectus covering the Conversion Shares and forming a part of the Registration Statement, will be validly issued, and fully paid and non-assessable.

          We hereby consent to this filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the heading "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,

                                    /s/ SCHRECK MORRIS